Exhibit 10.11

RENEWAL AGREEMENT

THIS AGREEMENT made as of the 10th day of April, 2004.

BETWEEN:

KLAUS STEPHAN REECKMANN

Haselknick 35, 22397 Hamburg, Germany

(the “Landlord”)

- and -

PATHEON INC.

(the “Tenant”)

WHEREAS “The Cadillac Fairview Corporation Limited” as Landlord, and “Custom Pharmaceuticals and Promix Laboratories, Division of Patheon Inc.” as Tenant entered into a Lease dated the 1st day of December, 1993, for the premises municipally know as 977 Century Dive, in the City of Burlington in the Province of Ontario.

AND WHEREAS “The Cadillac Fairview Corporation Limited” assigned all of its right and interest in the said Lease to Klaus Stephan Reeckmann by way of Assignment and Assumption Agreement dated the 13th day of September 1994.

AND WHEREAS the Landlord and the Tenant have agreed to extend and amend the terms of the Lease in accordance with the terms and conditions as herein set out. The rest of the initial Lease will be as it is.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each of the parties), the parties covenant and agree as follows:

1.	Extension

Effective July 1st, 2004, the Term of the Lease is hereby extended so as to expire on June 30th, 2014 (the period from July 1st, 2004 to September 30th, 2014 being called the Extended Term.) The Lease shall continue on the same terms and conditions throughout the Extended Term, save and except as set out herein:

(a) The leased premises shall continue to consist solely of those premises located at 977 Century Drive, in the City of Burlington, in the Province of Ontario. The parties hereto confirm that the rentable area of the leased premises is deemed to be 45,496 square feet.

(b) The Term of the Lease shall be deemed to be the Extended Term as set out above.

(c) The Landlord confirms that it is holding a Tenant’s deposit in the amount of $12,890.53 which was to be applied to the last month’s Minimum Rent due at the end of the original Term. The Tenant’s Deposit shall be increased by the Tenant to $20,000.00 before 15th of June 2004 and will now be applied to Minimum Rent due in the last month of the Extended Term of the Lease.

(d) The Minimum Rent during the Extended Term shall be

Term	Annual Minimum Rent	Monthly Minimum Rent	Rate Per Square Foot

July 1st, 2004 to June 30th, 2009	$247,953.20	$20,662.77	$5.45

July 1st, 2009 to June 30th, 2014	$266,151.60	$22,179.30	$5.85

(e) The Tenant will not be entitled to any leasehold improvement allowance, tenant inducement or rent free period, save and except for the Landlord’s work as herein set out.

(f) The Landlord agrees that prior to September 15th, 2004, it shall replace the roof membrane on the East Section of the roof of the building located on the leased premises, with the scope of such work to consist of the following:

•	Remove and dispose of existing built up roofing, insulation and metal flashing;

•	Over the prepared steel deck, install single layer of 1.5” insulation, mechanically fastened, followed by a single layer of 1/2” fiber board set in asphalt;

•	Over the insulation, install a new four-ply asphalt felt, asphalt and gravel roof system as per Canadian Roofing Contractors Association Specification with total system R-Value 12-0;

•	At all eves, wall and curb locations, install composite base felt flashing of 3 additional plysof felt coated with asphalt;

•	Install new pre-painted metal flashings at all locations;

•	Re-install all ancillary items like vent stack flashing, roof drain inserts, etc., as required to complete the system, and;

•	Two (2) years Ontario Industrial Roofing Contractors Association guarantee to be provided.

If the Landlord in good faith is delayed or prevented from doing any or all of the work set out above, because of a strike, labour trouble, inability to get materials or services, power failure, restrictive governmental laws or regulations, riots, insurrection, sabotage, rebellion, war, act of God, or any other similar reason that is not the fault of the Landlord, the doing of the work is excused for the period of the delay and the Landlord will do what was delayed or prevented within the appropriate period after the delay. The preceding sentence does not excuse the Tenant from payment any rent in the amounts and at the times specified in the Lease.

The Tenant will provide to the Landlord or its agent all necessary keys and entry passes.

The Tenant acknowledges and warrants to the Landlord or its agent that all necessary plans, drawings and permits will be obtained so as to allow the Landlord to fulfill the above obligation within the period prescribed.

The Tenant acknowledges and agrees that the Landlord shall not be responsible for any damages suffered by the Tenant, its servants, agents or employees or any other persons using the leased premises, arising out of the Landlord’s work, including, but not limited to, claims arising from production stoppages, noise or dust.

(g) Provided the Tenant is not in default under the provisions of the Lease, the Tenant may extend the Term for an additional period of five (5) years (such extended period being call “the Second Extended Term”) provided that the Tenant exercises such right by giving written notice to the Landlord no later than December 31st, 2013, failing which this right to extend shall be deemed null and void.

If the Tenant exercises such right to extend in accordance with the foregoing, the Term of the Lease shall be extended so as to expire on June 30th, 2019, and the Minimum Rent during the Second Extended Term shall be:

Annual Minimum Rent	Monthly Minimum Rent	Rate Per Square Foot

$286,624.80	$23,885.40	$6.30

Any exercise of the within right to extend is solely within the control of the Tenant and nothing contained in this Agreement obligates or requires the Landlord to remind the Tenant to exercise the within right to extend.

(h) The parties acknowledge and agree that the Lease shall continue to be a net and carefree Lease to the Landlord throughout the Extended Term and the Second Extended Term, all in accordance with the terms of the said Lease.

(i) The Tenant may terminate this lease on the 30th day of June, 2009, provided that the Tenant has delivered written notice of its intention to the Landlord not later than June 30th, 2008, and provided that the Tenant has delivered with its written notice a certified cheque in the sum of the total of $123,976.62 which sum consists of a non-refundable payment of an amount equal to six (6) months net rent of $5.45 per square foot per annum, plus GST, together with an amount equal to $33,269.00 plus GST, being the portion of the real estate commissions recoverable for the balance of the Lease for the months from July 1st, 2009 to June 30th, 2014.

(j) Both of the parties herein represent and warrant that the recitals as set out above are true and correct in substance and in fact, as each such recital relates to each party, and are incorporated as an irrevocable part of this Renewal Agreement.

(k) This Renewal Agreement, together with the Lease dated December 1st, 1993 and the Assignment and Assumption Agreement dated September 13th, 1994, constitute the entire Agreement between the parties pertaining to the subject matter herein. The parties confirm that there are no representations, warranties or other agreements, whether oral or written, between the parties in connection with the subject matter of this Agreement, except as specifically set out herein.

(l) This Renewal Agreement shall enure to the benefit of and shall be binding upon the parties and their respective heirs, executors, administrators, successors and assigns.

IN WITNESS WHEREOF the parties have executed this Agreement on the date first set out on the first page of this Agreement.

KLAUS STEPHAN REECKMANN

Per:	/s/ Klaus Stephan Reeckman
Name: Klaus Stephan Reeckman
Title: Landlord

PATHEON, INC.

Per:	/s/ Riccardo Trecroce
Name: Riccardo Trecroce
Title: General Counsel & Senior Vice President Corporate Administration

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